SWANK, INC.
                         90 PARK AVENUE
                    NEW YORK, NEW YORK 10016

                                        June 20, 2001

Mr. Marshall Tulin
Paine Road
Hewlett, New York 11557

Dear Mr. Tulin:

      We refer to the Agreement dated as of June 20, 1991 between Swank, Inc. (the "Corporation") and you concerning your employment by the Corporation, as amended by letter agreements dated as of January 1, 1992, September 1, 1993, October 30, 1995, May 4, 1998 and May 30, 2001 between the Corporation and you (as so amended, the "Employment Agreement"). This letter will serve to confirm our understanding and agreement with regard to the Employment Agreement that during the term of the Employment
Agreement, you will receive a base salary at the rate of $250,000.00 per annum, payable at the times and in the manner as is set forth in the Employment Agreement.

      Except as amended by this letter, the Employment Agreement shall remain and continue in full force and effect on and after the date hereof.

      This letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

     This letter shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts or choice of law (other than Section 5-1401 of the New York General Obligations Law).

     If the foregoing correctly sets forth our understanding and agreement, please countersign this letter in the space provided below.

                              Very truly yours,

                              SWANK, INC.


                              By: /s/ John Tulin
                                  John Tulin, President

ACCEPTED AND AGREED:

/s/ Marshall Tulin